Exhibit 99.1

     [Applica logo]

FOR IMMEDIATE RELEASE

Contact:	Investor Relations Department
(305) 362-2611
investor.relations@applicamail.com

Applica Incorporated Announces the Appointment of
Ware Grove to its Board of Directors

     Miami Lakes, Florida (September 28, 2004) — Applica Incorporated (NYSE: APN) today announced the appointment of Ware H. Grove to its Board of Directors. Mr. Grove, age 54, is Senior Vice President and Chief Financial Officer of Century Business Services, Inc. (Nasdaq: CBIZ), a national provider of outsourced business services. Prior to his employment at Century Business Services, Inc., Mr. Grove has held senior financial management positions with public companies, including The Upjohn Company, Manville Corporation and Revco Drug Stores. The addition of Mr. Grove brings the total number of directors to ten, seven of which (including Mr. Grove) are independent of the Company. Mr. Grove fills the vacancy created by the retirement of Frederick E. Fair. Mr. Grove will serve on the Audit Committee as its financial expert.

     Harry D. Schulman, President and Chief Executive Officer, commented, “We are very pleased to have Ware Grove join our Board of Directors. With over 25 years of outstanding financial experience, Ware is a talented and dedicated executive. His advice and counsel will be an asset to us as we position Applica for future growth.”

     Applica Incorporated and its subsidiaries are marketers and distributors of a broad range of branded and private-label small electric consumer goods. Applica markets and distributes kitchen products, home products, pest control products, pet care products and personal care products. Applica markets products under licensed brand names, such as Black & Decker®, its own brand names, such as Windmere®, LitterMaid® and Applica®, and other private-label brand names. Applica’s customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, Latin America and the Caribbean. The Company operates manufacturing facilities in Mexico. Additional information regarding the Company is available at www.applicainc.com.

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